Exhibit 99.1

NEWS FOR RELEASE: 7/23/2009, 4pm ET                       CONTACT:  Lee Brown
                                                               (719) 481-7213
                                                        lee.brown@ramtron.com

                      RAMTRON REPORTS SECOND-QUARTER 2009
                               FINANCIAL RESULTS

COLORADO SPRINGS, CO - July 23, 2009 - Ramtron International Corporation (Nasdaq: RMTR), a leading developer and supplier of nonvolatile ferroelectric random access memory (F-RAM) and integrated semiconductor products, today reported total revenue of $11.0 million for the second quarter of 2009, compared with $15.5 million reported for the same quarter of 2008. Second-quarter product revenue was $10.4 million, compared with product revenue of $15.1 million reported for the same quarter last year.

Second-quarter net loss was $302,000, or $0.01 per share, compared with net income of $779,000, or $0.03 per share, for the same quarter a year earlier. Second-quarter 2009 results include a $327,000 restructuring charge related to restructuring and cost saving measures that were implemented in March of this year. The results for second quarter also include non-cash, stock-based compensation expense of $370,000, and an income tax benefit of $148,000. Without these items, second-quarter net income would have been $247,000, or $0.01 per share. Product gross margin for the second quarter of 2009 was 47% compared to 53% for the second quarter of 2008, reflecting the strength of the Japanese Yen relative to the dollar and a less favorable product mix.

"Toward the end of the first quarter, orders began to pick up and that trend continued during the second quarter as our sales channel partners began to replenish inventories and orders from certain key customers rebounded. Increased orders from our top automotive, metering and copier customers offset continued weakness at our lead printer consumables customer," said Bill Staunton, Ramtron's chief executive officer. "As a result, revenue picked up slightly from the first quarter, which was supplemented by the settlement of past due royalties. Coupled with the savings we gained through our recent cost reduction actions, this revenue increase resulted in non-GAAP net income of $247,000 for the quarter. Assuming continued improvement in revenue, a return to GAAP profitability is within sight for the third quarter."

Second-Quarter Product Highlights:
---------------------------------

- Integrated product revenue was $2.7 million, or 26% of F-RAM product revenue, during the second quarter of 2009, compared with $4.3 million, or 28% of F-RAM revenue, for the second quarter of 2008

- Two of Ramtron's nonvolatile state savers received AEC-Q100 Grade-1 Qualification

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-  Introduced the FM24CL32, a serial nonvolatile F-RAM that offers high-speed read/write performance, low voltage operation, and superior data retention

- Ramtron's FM22L16 4-Mbit (Mb) F-RAM was selected by SBS Science & Technology Co., Ltd. for use in an innovative solid-state disk data storage device

- Announced the availability of an 8-Megabit (Mb) F-RAM memory in a streamlined FBGA package

"Even though business conditions remain weak, we are maintaining our fast pace of product development. Having recently introduced additional V-Family F-RAM products, we now have 256-kilobit to 8-megabit products being produced through our manufacturing line at Texas Instruments with more products planned this year. The sampling of our first F-RAM-based RFID device to a number of enthusiastic beta customers is also imminent," added Staunton.

"We are making great progress on our new foundry initiative at IBM. The installation of our ferroelectric processing equipment is nearing completion and our first memory design for the new process will be ready in August. We are scheduled to receive our first test wafers from this new line during the fourth quarter. During this economic downturn, our investment in the foundry initiative and new product development is putting us on a path to enlarge our addressable market, strengthen our F-RAM leadership and resume growth assuming the overall economy returns to growth," Staunton concluded.

Conference Call
---------------

Ramtron management's teleconference today will be webcast live on the corporate website. Management plans to webcast slides to support its prepared remarks on quarterly results and business outlook, and then host a live question-and-answer session with institutional investors and research analysts.

How to Participate
------------------

Ramtron Second-Quarter 2009 Results Teleconference
July 23, 2009 at 2:00 p.m. PT / 5:00 p.m. ET

Go to the home page of the Ramtron site at www.ramtron.com and click on the teleconference link. From this site, you can access the teleconference webcast, assuming that your computer system is configured properly. A webcast replay will be available for one year, and a telephonic replay will be available for seven days after the live call at (706) 645-9291, code #18943647.

About Ramtron
-------------

Ramtron International Corporation, headquartered in Colorado Springs, Colorado, is a fabless semiconductor company that designs, develops and markets specialized semiconductor memory, microcontroller and integrated semiconductor solutions used in a wide range of product applications and markets.

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Cautionary Statements
---------------------

Except for historical information, this press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "believe," "expect," "anticipate," "should," and "potential," among others. Specific forward-looking statements include statements about a return to GAAP profitability in the third quarter of 2009, resuming growth as the economy recovers, and schedules related to the IBM foundry initiative. These forward-looking statements are inherently difficult to predict and involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to: general and regional economic conditions and conditions specific to the semiconductor industry; demand for Ramtron's products; order cancellations or reduced order placements; product sales mix; the timely development of new technologies; competitive factors such as pricing pressures on existing products and the timing and market acceptance of new product introductions; Ramtron's ability to maintain an appropriate amount of low-cost foundry production capacity from its foundry sources in a timely manner; our foundry partners' timely ability to successfully manufacture products for Ramtron; our foundry partners' ability to supply increased orders for F-RAM products in a timely manner using Ramtron's proprietary technology; any disruptions of Ramtron's foundry or test and assembly contractor relationships; currency fluctuations; unexpected design and manufacturing difficulties; defects in products that could result in product liability claims; and the risk factors listed from time to time in Ramtron's SEC reports, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Reports filed during 2009. SEC-filed documents are available at no charge at the SEC's website (www.sec.gov) or from the company.

All forward-looking statements included in this release are based upon information available to Ramtron as of the date of this release, which may change.

The financial information in this press release and the attached financial statements have been prepared from the books and records of the company with the omission of certain information and disclosures normally included in financial statements.

In this release, the references to second-quarter net income and earnings per share excluding stock-based compensation charges, income tax benefit, and restructuring charges are not financial measures as defined by generally accepted accounting principles (GAAP). Management believes that the presentation of results excluding these items provides meaningful supplemental information regarding the Company's operational performance; however, these figures are not a replacement for the GAAP financial measures presented nor should they be given greater consideration by investors.

                                        -XXX-
                            (financial statements attached)

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                          RAMTRON INTERNATIONAL CORPORATION
                         SECOND-QUARTER FINANCIAL HIGHLIGHTS
                   CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Amounts in thousands, except per-share amounts)
                                     (Unaudited)

                                    Three Months Ended    Six Months Ended
                                         June 30,              June 30,
                                      2009     2008         2009      2008
                                    --------  --------    --------  --------
Revenue:
   Product sales                    $10,410   $15,132     $20,613   $28,998
   License and development fees         179       179         358       358
   Royalties                            393       184         500       393
   Customer-sponsored research
     and development                     50        40          50        90
                                    --------  --------    --------  --------
                                     11,032    15,535      21,521    29,839
                                    --------  --------    --------  --------
Costs and expenses:
   Cost of product sales              5,515     7,115      11,050    13,611
   Research and development           2,291     3,061       4,973     5,955
   Customer-sponsored research
     and development                     60        19          60        47
   Sales and marketing                1,897     2,296       3,700     4,233
   General and administrative         1,455     1,680       2,969     3,557
   Restructuring charge                 327        --         787        --
   Impairment charge                     --        --       5,372        --
                                    --------  --------    --------  --------
                                     11,545    14,171      28,911    27,403
                                    --------  --------    --------  --------
Operating income (loss)                (513)    1,364      (7,390)    2,436

Interest expense                        (80)     (105)       (165)     (203)
Other income (expense), net             143        33         186       (12)
                                    --------  --------    --------  --------
Income (loss) before income
  tax provision                        (450)    1,292      (7,369)    2,221
Income tax benefit (provision)          148      (513)        655      (877)
                                    --------  --------    --------  --------
Net income (loss)                   $  (302)  $   779     $(6,714)  $ 1,344
                                    ========  ========    ========  ========
Net income (loss) per common share:
    Basic and diluted               $ (0.01)  $  0.03     $ (0.25)  $  0.05
                                    ========  ========    ========  ========
Weighted average common shares
  outstanding:
    Basic                            26,840    26,304      26,840    26,002
                                    ========  ========    ========  ========
    Diluted                          26,840    28,101      26,840    27,888
                                    ========  ========    ========  ========

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                        CONDENSED CONSOLIDATED BALANCE SHEETS
                                (Amounts in thousands)

                                                    June 30,     December 31,
                                                      2009           2008
                                                    --------     ------------
                                                   (unaudited)


ASSETS
Current assets:
     Cash and cash equivalents                      $ 4,985        $ 9,900
     Accounts receivable, net                         8,526         11,274
     Inventories                                      9,378          9,992
     Deferred income taxes, net                         214            266
     Other current assets                             1,391          1,110
                                                    -------        -------
Total current assets                                 24,494         32,542

Property, plant and equipment, net                   11,056          5,635
Goodwill, net                                            --          1,971
Intangible assets, net                                2,905          6,470
Deferred income taxes, net                            5,916          5,174
Other assets                                            329            212
                                                    -------        -------
Total assets                                        $44,700        $52,004
                                                    =======        =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable                               $ 4,740        $ 4,930
     Accrued liabilities                              2,303          3,131
     Deferred revenue                                   645            645
     Current portion of long-term debt                  627            382
                                                    -------        -------
Total current liabilities                             8,315          9,088

Long-term deferred revenue                              887          1,209
Long-term debt, less current portion                  4,578          4,577
                                                    -------        -------
Total liabilities                                    13,780         14,874

Stockholders' equity                                 30,920         37,130
                                                    -------        -------
Total liabilities and stockholders' equity          $44,700        $52,004
                                                    =======        =======

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